UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 28, 2016

 Stanley Furniture Company, Inc.

(Exact name of registrant as specified in its charter)

Delaware	No. 0-14938	54-1272589

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 North Hamilton Street High Point, North Carolina 27260	27260

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (336) 884-7700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01

Completion of Acquisition or Disposition of Assets.

Stanley Furniture Company, Inc. (the “Company”) previously purchased corporate-owned life insurance policies as a potential funding source for a nonqualified deferred compensation plan established for select key executives in January 1986.  The plan was frozen to new participants in 1991 and there are no active employees in the plan.

At December 31, 2015, the Company owned 27 life insurance policies with Genworth Life Insurance Company with a cash surrender value of $22.3 million, net of $5.5 million in loans and accrued interest.  Subsequent to year end, the Company liquidated two of these policies with an aggregate cash surrender value of $2.6 million and used these funds to pay down policy loans and accrued interest.

After continued review of the financial stability of Genworth Life Insurance Company, the Company decided to surrender all of the remaining policies.  On March 28, 2016, the Company received from Genworth Life Insurance Company $22.4 million in cash proceeds, which consisted of $25.6 million in cash surrender value net of $3.2 million in loans and accrued interest. The Company expects to use approximately $24.0 of its net operating loss carryforwards to reduce taxable income resulting from the payments received for surrender of these policies.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

   STANLEY FURNITURE COMPANY, INC.

Date: April 1, 2016	By:	/s/Anita W. Wimmer
Anita W. Wimmer
Vice President of Finance
(Principal Financial and Accounting Officer)